Exhibit 99.1

Scripps reports Q1 2025 financial results

May 8, 2025

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $524 million in revenue for the first quarter of 2025. Loss attributable to the shareholders of Scripps was $18.8 million or 22 cents per share. Year to date, the company has successfully completed negotiations covering 25% of its pay TV households, significantly grown its Scripps Networks margins and closed its previously announced refinancing transactions.

Business notes:

•On April 10, the company successfully completed the refinancing of its 2026 term loan, 2028 term loan and revolving credit facility and entered into a new accounts receivable (AR) securitization facility, and is committed to proactive management of its remaining debt maturities.
•In the Scripps Networks division, margins reached 32%, attributable to growth in connected TV revenue, a steady general market and strong sales execution as well as cost savings announced in Q4 2024. First-quarter expenses decreased 16% over Q1 2024.
•In the second quarter, the Scripps Networks division will benefit from the return of the WNBA and the National Women’s Soccer League to the ION network. A large percentage of the advertising dollars for the 2025 season were laid in during last year’s upfront, and the remaining inventory is commanding premium advertising rates.
•In the Local Media division, the company completed legacy distribution revenue contracts that expired at the end of the first quarter covering about 25% of its pay TV households. Due to those renewals, both Q2 and full-year distribution revenue are expected to be about flat despite subscriber count declines.
•Real estate sales of Scripps’ West Palm Beach station building and five transmission towers have generated a total of $63 million from late last year through early spring.
•Net leverage at the end of Q1 was 4.9x due to a positive financial performance, and the company expects to continue to reduce its leverage ratio this year.

From Scripps President and CEO Adam Symson:

“We began the year strong, outperforming financial expectations despite an uncertain macroeconomic environment. In the Scripps Networks division, effective sales execution combined with disciplined expense management produced our highest margins since Q4 2022. With the return of the women’s sports seasons, we are optimistic about the division’s growth outlook in the second and third quarters.

“To help our sales team meet the demand for live women’s sports, we recently completed two new distribution agreements, including with Sports Illustrated for the SI Women’s Games – a six-day competition of elite women athletes across six sports, taking place live nationally Oct. 28-Nov. 2 on ION. Scripps will share in profits from the event. ION also will become the exclusive television home for the Elevance Health Women’s Fort Myers Tip-Off, a premier early-season women’s college basketball tournament in November. These events will bring live women’s sports to ION in the fourth quarter, when the WNBA and NWSL seasons have concluded, helping us fulfill advertiser demand for women’s sports and more deeply connecting ION with women’s sports fans and advertisers across the U.S.

“On the local broadcast station front, we expect industry deregulation to be a tailwind for Scripps and the sector when the Federal Communications Commission revisits the outdated ownership rules that govern us today. Greater broadcaster national scale and in-market depth will power new economic growth and support our ability to serve audiences and local communities.

“Over the past year, we have made significant progress on debt paydown and reducing leverage. Debt paydown remains our highest capital allocation priority. As we move through the first half of this year, we are navigating the headwinds of business uncertainty while maximizing revenue growth in connected TV and sports, delivering on Scripps Networks’ margin expansion and positioning the company to benefit from the new regulatory environment.”

Operating results
First-quarter company revenue was $524 million, a decrease of 6.6% or $37.1 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $454 million, down from $474 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $18.8 million or 22 cents per share. The current-year quarter included a $4.1 million restructuring charge that increased the loss attributable to shareholders by 4 cents per share. In the prior-year quarter, the loss attributable to shareholders was $12.8 million or 15 cents per share. The prior-year quarter included an $18.1 million investment gain and $5 million in restructuring costs. When taken together, these items decreased the loss attributable to shareholders by 12 cents per share.

First-quarter 2025 results by segment compared to prior-period amounts:

Local Media
Revenue was $325 million, down 7.8% from the prior-year quarter.

•Core advertising revenue decreased 3.1% to $132 million.
•Political revenue was $3.3 million, compared to $15.2 million in the prior-year quarter, an election year.
•Distribution revenue was $187 million, compared to $197 million in the prior-year quarter, as a result of declining legacy pay TV subscribers.

Segment expenses increased 1.1% to $290 million.

Segment profit was $34.9 million, compared to $65.6 million in the year-ago quarter.

Scripps Networks
Revenue was $198 million, down 5.4% from the prior-year quarter. Segment expenses were $134 million, down 16.1% from the prior-year quarter.

Segment profit was $64.1 million, compared to $49.7 million in the year-ago quarter.

Financial condition
On March 31, cash and cash equivalents totaled $24 million, and total debt was $2.6 billion.

During the first quarter of 2025, we had $25 million outstanding under the revolving credit facility. We made mandatory principal payments of $3.9 million on our term loans.

On April 10, we completed a series of previously announced refinancing transactions. Following the completion of the transactions, no amounts remain outstanding for our prior term loan that was due in 2026, our prior term loan that was due in 2028, or our prior revolving credit facility. We now have a new term loan due 2028 with $545 million aggregate principal outstanding and a new term loan due 2029 with $340 million aggregate principal outstanding. We also replaced the prior revolving credit facility with a new $208 million revolving credit facility, maturing on July 7, 2027, and a $70 million non-extended revolving credit facility, maturing on Jan. 7, 2026. Additionally, we entered into a new three-year accounts receivable securitization facility with aggregate commitments of up to $450 million.

We did not declare or provide payment for the first-quarter 2025 preferred stock dividend. Deferral of preferred stock dividend payments provides us better flexibility for accelerating deleveraging and maximizing the paydown of our traditional bank debt. The 9% dividend rate on the preferred shares compounds quarterly. At March 31, aggregated undeclared and unpaid cumulative dividends totaled $70.6 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Looking ahead
Comparisons for our segments are to the same period in 2024.

Second-quarter 2025
Local Media revenue	Down high single-digit percent range
Local Media expense	Up low single-digit percent range
Scripps Networks revenue	About flat
Scripps Networks expense	Down low double-digit percent range
Shared services and corporate	About $22 million

Conference call
A call with the company’s senior management team will take place at 9:30 a.m. Eastern time tomorrow, Friday, May 9. The company’s protocol for joining its earnings calls is as follows:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/aeukwtug/.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register-conf.media-server.com/register/BIccb5710608ad4a019fe29699909354bd

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Media contact: Becca McCarter, The E.W. Scripps Company, (513) 410-2425, rebecca.mccarter@scripps.com
Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating connection. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, ION Plus, ION Mystery, Bounce, Grit and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps Sports serves professional and college sports leagues, conferences and teams with local market depth and national broadcast reach of up to 100% of TV households. Founded in 1878, Scripps is the steward of the Scripps National Spelling Bee, and its longtime motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(in thousands, except per share data)	2025	2024

Operating revenues	$524,393	$561,464
Segment, shared services and corporate expenses	(454,392)	(474,226)
Restructuring costs	(4,144)	(5,015)
Depreciation and amortization of intangible assets	(38,460)	(38,688)
Gains (losses), net on disposal of property and equipment	78	(147)
Operating expenses	(496,918)	(518,076)
Operating income	27,475	43,388
Interest expense	(43,750)	(54,917)
Defined benefit pension plan income (expense)	(338)	177
Miscellaneous, net	156	16,821
Income (loss) from operations before income taxes	(16,457)	5,469
Benefit (provision) for income taxes	13,002	(3,843)
Net income (loss)	(3,455)	1,626
Preferred stock dividends	(15,388)	(14,377)
Net loss attributable to the shareholders of The E.W. Scripps Company	$(18,843)	$(12,751)

Net loss per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$(0.22)	$(0.15)

Weighted average diluted shares outstanding	86,912	84,891
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 11 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.

Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024	Change

Segment operating revenues:
Local Media	$325,389	$352,836	(7.8)%
Scripps Networks	198,007	209,278	(5.4)%
Other	5,680	4,113	38.1%
Intersegment eliminations	(4,683)	(4,763)	(1.7)%
Total operating revenues	$524,393	$561,464	(6.6)%

Segment profit (loss):
Local Media	$34,919	$65,556	(46.7)%
Scripps Networks	64,093	49,654	29.1%
Other	(6,405)	(6,397)	0.1%
Shared services and corporate	(22,606)	(21,575)	4.8%
Restructuring costs	(4,144)	(5,015)
Depreciation and amortization of intangible assets	(38,460)	(38,688)
Gains (losses), net on disposal of property and equipment	78	(147)
Interest expense	(43,750)	(54,917)
Defined benefit pension plan income (expense)	(338)	177
Miscellaneous, net	156	16,821
Income (loss) from operations before income taxes	$(16,457)	$5,469

Operating results for our Local Media segment were as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024	Change

Segment operating revenues:
Core advertising	$132,146	$136,443	(3.1)%
Political	3,263	15,166	(78.5)%
Distribution	187,191	197,499	(5.2)%
Other	2,789	3,728	(25.2)%
Total operating revenues	325,389	352,836	(7.8)%
Segment costs and expenses:
Employee compensation and benefits	105,169	106,726	(1.5)%
Programming	139,697	130,744	6.8%
Other expenses	45,604	49,810	(8.4)%
Total costs and expenses	290,470	287,280	1.1%
Segment profit	$34,919	$65,556	(46.7)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024	Change

Total operating revenues	$198,007	$209,278	(5.4)%
Segment costs and expenses:
Employee compensation and benefits	20,873	29,981	(30.4)%
Programming	76,410	89,162	(14.3)%
Other expenses	36,631	40,481	(9.5)%
Total costs and expenses	133,914	159,624	(16.1)%
Segment profit	$64,093	$49,654	29.1%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of March 31, 2025	As of December 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$23,959	$23,852
Other current assets	574,189	606,163
Total current assets	598,148	630,015
Investments	15,275	8,884
Property and equipment	430,737	453,900
Operating lease right-of-use assets	84,229	90,136
Goodwill	1,968,574	1,968,574
Other intangible assets	1,613,077	1,635,488
Programming	391,359	402,459
Miscellaneous	14,790	9,119
TOTAL ASSETS	$5,116,189	$5,198,575

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$91,497	$100,669
Unearned revenue	12,336	18,159
Current portion of long-term debt	40,612	15,612
Accrued expenses and other current liabilities	295,225	347,954
Total current liabilities	439,670	482,394
Long-term debt (less current portion)	2,558,994	2,560,560
Other liabilities (less current portion)	797,802	837,607
Total equity	1,319,723	1,318,014
TOTAL LIABILITIES AND EQUITY	$5,116,189	$5,198,575

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended March 31,
(in thousands)	2025	2024

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(3,455)	$1,626
Less preferred stock dividends	(15,388)	(14,377)
Numerator for basic and diluted earnings per share	$(18,843)	$(12,751)
Denominator
Basic weighted-average shares outstanding	86,912	84,891
Effect of dilutive securities	—	—
Diluted weighted-average shares outstanding	86,912	84,891

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items. We consider adjusted EBITDA to be an indicator of our operating performance.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended March 31,
(in thousands)	2025	2024

Net income (loss)	$(3,455)	$1,626
Provision (benefit) for income taxes	(13,002)	3,843
Interest expense	43,750	54,917
Defined benefit pension plan expense (income)	338	(177)
Share-based compensation costs	5,605	4,606
Depreciation	14,904	15,120
Amortization of intangible assets	23,556	23,568
Losses (gains), net on disposal of property and equipment	(78)	147
Restructuring costs	4,144	5,015
Miscellaneous, net	(156)	(16,821)
Adjusted EBITDA	$75,606	$91,844

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended March 31,
(in thousands)	2025	2024

Capital expenditures	$(1,854)	$(17,897)
Interest paid	(57,867)	(67,347)
Income taxes (paid) refunded	185	(182)
Mandatory contributions to defined retirement plans	(277)	(297)